U.S. SECURITIES AND EXCHANGE COMMISSION
                                         WASHINGTON, D.C.
                                              FORM 4
                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

 ( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1.  Name and Address of Reporting Person
    SIMPSON, BARCLAY
    4637 Chabot Drive, Suite 200
    Pleasanton, CA  94588     USA

2.  Issuer Name and Ticker or Trading Symbol
    SIMPSON MANUFACTURING CO., INC. - (SSD)

3.  IRS or Social Security Number of Reporting Person (Voluntary)

4.  Statement for Month/Year
    SEPTEMBER 2000

5.  If Amendment, Date of Original (Month/Year)

6.  Relationship of Reporting Person to Issuer (Check all applicable)
    (X) Director                    (X) 10% Owner
    (X) Officer (give title below)  ( ) Other (specify below)

    CHAIRMAN OF THE BOARD

7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person

__________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                |
__________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect      |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership    |
                           |      |      |                                  |  Beneficially     |(D)or |                          |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                          |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                          |
__________________________________________________________________________________________________________________________________|
Common Stock               |09/01/|  J | |            48    | D |    $47.25 |          2,143    |   I  | By Trust                 |
                           |  2000|    | |                  |   |           |                   |      |                          |
----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |      |    | |                  |   |           |      3,500,071    |   D  |                          |
                           |      |    | |                  |   |           |                   |      |                          |
----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |      |    | |                  |   |           |          5,001    |   I  | By General Partnership   |
                           |      |    | |                  |   |           |                   |      |                          |
----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |                   |      |                          |
                           |      |    | |                  |   |           |                   |      |                          |
----------------------------------------------------------------------------------------------------------------------------------|
__________________________________________________________________________________________________________________________________|

__________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                   |
__________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price |9.Number   |10.|11.Nature  |
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri |of Deriva  |Dir|of Indirect|
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative  |tive       |ect|Beneficial |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu    |Securities |(D)|Ownership  |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity    |Benefi     |or |           |
                      |Deriva- |     |      |               |Date |Expir|                    |        |ficially   |Ind|           |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |        |Owned at   |ire|           |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |        |End of     |ct |           |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |        |Month      |(I)|           |
__________________________________________________________________________________________________________________________________|
| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       125 | D |           |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       125 | D |           |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       125 | D |           |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       125 | D |           |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       125 | D |           |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       125 | D |           |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       125 | D |           |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       125 | D |           |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       125 | D |           |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       125 | D |           |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       125 | D |           |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       125 | D |           |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       125 | D |           |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       125 | D |           |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       125 | D |           |
----------------------------------------------------------------------------------------------------------------------------------|
| Options on          |        |     |    | |           |   |     |     |            |       |        |           |   |           |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       125 | D |           |
----------------------------------------------------------------------------------------------------------------------------------|
__________________________________________________________________________________________________________________________________|

Explanation of Responses:

J The shares are owned by the Simpson Manufacturing Co., Inc. Profit Sharing Plan for Salaried Employees (the "Plan") of which the reporting person is a trustee and a participant.
     The change in the number of shares held by the reporting person represents a rebalancing of his position.


SIGNATURE OF REPORTING PERSON

BY:  Barclay Simpson


/s/BARCLAY SIMPSON
------------------------------

DATE

October 2, 2000
------------------------------